Exhibit 107
CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

NextGen Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$2,226,681,547.83	.00011020	$245,380.31
Fees Previously Paid	—		—
Total Transaction Valuation	$2,226,681,547.83
Total Fees Due for Filing			$245,380.31
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$245,380.31

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of September 5, 2023, by and among Next Holdco, LLC, Next Merger Sub, Inc. and NextGen Healthcare, Inc.

(i)
Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share (“Common Stock”), of NextGen Healthcare, Inc.

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on September 22, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 93,544,106, which consists of:

a.  71,948,838 issued shares of Common Stock (inclusive of 4,849,232 shares of Common Stock held by the Company in its treasury and 67,099,606 outstanding shares of Common Stock, with such outstanding shares of Common Stock inclusive of 3,475,709 shares of Common Stock subject to outstanding Company Restricted Stock Awards and 9,483 shares of Common Stock subject to outstanding Company DSU Awards);

b.  923,789 shares of Common Stock subject to issuance pursuant to outstanding Company Options, with a weighted average exercise price of $14.83;

c.  876,077 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards, assuming, that applicable performance metrics are achieved at target levels of performance, which amount increases to 2,040,375 Company Shares if “maximum” (or “stretch”) levels are achieved;

d.  2,859,194 shares of Common Stock reserved for future issuance under the Company ESPP;

e.  2,804,484 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP); and

f.  12,967,426 shares of Common Stock subject to issuance pursuant to the conversion of the Convertible Notes (assuming all outstanding Convertible Notes are converted following the Closing within the Make-Whole Fundamental Change Period (as defined in the Convertible Notes Indenture)).

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 22, 2023, the underlying value of the transaction was calculated as the sum of:

a.  the product of 71,948,838 shares of Common Stock multiplied by the Merger Consideration of $23.95;

b.  the product of 923,789 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $23.95, multiplied by $9.12 (which is the excess of $23.95 over $14.83, the weighted average exercise price of such Company Option Awards);

c.   the product of 2,040,375 shares of Common Stock subject to issuance pursuant to outstanding Company PSU Awards if “maximum” (or “stretch”) levels are achieved multiplied by the Merger Consideration of $23.95;

d.  the product of 2,859,194 shares of Common Stock estimated to be issuable pursuant to the Company ESPP after September 22, 2023 and prior to the Closing multiplied by the Merger Consideration of $23.95;

e.  the product of 2,804,484 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP) by the Merger Consideration of $23.95; and

f.  the product of 12,967,426 shares of Company Common Stock reserved and available for issuance upon conversion of the Convertible Notes multiplied by the Merger Consideration of $23.95 per share.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00011020.